EXHIBIT 10.18

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (“Severance Agreement”) is made by and between Robert William Jewett (hereinafter “JEWETT”) and Hooper Holmes, Inc., a New York corporation, having its principal place of business at 170 Mt. Airy Road, Basking Ridge, NJ 07920  (“HOOPER”):

RECITALS
           WHEREAS, for purposes of this Severance Agreement, “HOOPER” means HOOPER HOLMES, INC., and each and all of its present and former parent and subsidiary corporations, departments, divisions, affiliates, representatives and agents, employees, directors, officers, attorneys, current or former board members and administrators, whether in their official or individual capacities, or any pension or benefit plan applicable to the present and former employees of HOOPER, and all predecessors, and/or successors in interest; and
           WHEREAS, as a result of JEWETT’s separation of employment with HOOPER, and to fully and finally resolve any and all issues concerning JEWETT’s employment relationship with HOOPER, from the beginning of time up to the date of this Severance Agreement, HOOPER and JEWETT have decided to enter into this Severance Agreement.
NOW, IN CONSIDERATION of the payments to JEWETT provided for herein, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and the mutual promises and covenants contained herein, the parties agree as follows:
1. Resignation as Senior Vice President, General Counsel and Corporate Secretary/Separation of Employment.  HOOPER and JEWETT agree that JEWETT resigned as an officer of HOOPER effective May 4, 2007 (“Resignation Date”).  HOOPER and JEWETT further agree that he will remain an employee of HOOPER on inactive status beginning on May 5, 2007 and continuing for eighteen (18) months through November 4, 2008.  JEWETT’s employment relationship with HOOPER will be terminated on November 4, 2008, upon his death, or upon the effective date of termination as further described in Paragraph 1(f) below, whichever event occurs sooner (“Termination Date”).
(a) Severance.  As consideration for JEWETT’s execution of and compliance with this Severance Agreement, in addition to those items set forth in subparts (b)-(g) of this Paragraph, HOOPER agrees to pay to JEWETT eighteen (18) months of pay based upon an annual rate of $215,000 (“Severance”).  This Severance shall be subject to all appropriate federal and state withholding, employment taxes and wage garnishments.  The parties agree that JEWETT will receive this Severance on the regular pay days for HOOPER employees.  JEWETT will not be eligible to receive any bonus or other compensation or stock options.
(b) Auto.  HOOPER agrees to pay JEWETT the sum of $16,665 to compensate him for the loss of his company automobile, within fifteen (15) business days after the later of (i) the Effective Date (as defined in Paragraph 3 of this Severance Agreement), and (ii) the date JEWETT returns the automobile to the dealer as provided in the applicable leasing agreement.
(c) Reference.  HOOPER agrees to provide JEWETT with a favorable reference from its current chairman of the board, Benjamin A. Currier.
(d) Benefits Continuation.  As further consideration for JEWETT’s execution of and compliance with this Severance Agreement, HOOPER will continue to provide health, dental and life insurance benefits to JEWETT through the Termination Date.   JEWETT will have the opportunity and responsibility to elect COBRA continuation coverage after his Termination Date and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage.   JEWETT acknowledges and agrees that he is required to immediately contact HOOPER in writing if he becomes eligible to receive medical benefits through a new employer, if he obtains medical benefits from another source, or if he otherwise becomes disqualified for medical benefits or COBRA from HOOPER.  Further, HOOPER reserves the right to amend, modify or terminate its benefit coverages at any time at the sole discretion of HOOPER, provided that any such amendment, modification or termination of such benefit coverages are not made solely to deny JEWETT or his dependents coverage thereunder.
 (e)           401(k).  HOOPER agrees that JEWETT shall have the right to continue contributions to HOOPER’s 401(k) plan through the Termination Date.  HOOPER reserves the right to amend, modify or terminate its 401(k) plan at any time at the sole discretion of HOOPER, provided that any such amendment, modification or termination of such plan is are not made solely to deny JEWETT the benefit thereof.
(f)Termination Right.  JEWETT shall have the right to terminate his inactive employment at any time after January 1, 2008, upon fifteen calendar days written notice to HOOPER (to the attention of Richard D’Alesandro, Sr. Vice President, Administrative Services Group) in which case HOOPER shall pay to JEWETT a lump sum equal to the balance of the salary continuation payments owing to JEWETT from the effective date of termination through November 4, 2008.  The “effective date of termination” shall be the first regular payroll date following HOOPER’s receipt of JEWETT’s termination notice on which HOOPER can make the aforementioned lump sum payment, taking into account HOOPER’s standard payroll practices.  For the avoidance of doubt, JEWETT’S participation in the employee benefit plans described in Paragraphs 1(d) and (e) shall cease on the effective date of termination.
(g)           Payments to Jewett’s Wife/Estate.  If the Termination Date occurs prior to November 4, 2008 due to JEWETT’S death, HOOPER shall make the payments described in Paragraphs 1(a) and (b) to JEWETT’s widow or to JEWETT’s estate if JEWETT’s wife predeceases him.  For the avoidance of doubt, JEWETT’S widow or estate, as the case may be, shall have the right to elect to receive the lump sum payment, in accordance with Paragraph 1(f).
(h)           Sufficiency of Consideration; No Admission of Liability.  The parties agree that the consideration paid to JEWETT is good and sufficient consideration for this Severance Agreement.  The parties further agree that these amounts are greater than what JEWETT is entitled to receive from HOOPER under HOOPER’s policies and applicable law.  JEWETT acknowledges that neither this Severance Agreement, nor payment of any consideration pursuant to this Severance Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by HOOPER.
2. (a)  General and Specific Release and Waiver of Claims by JEWETT.  JEWETT, in consideration of the promises and covenants made by HOOPER in this Severance Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges HOOPER, its present and former parent, subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from any and all actions, causes of action, suits, claims, charges or complaints, known or unknown, which JEWETT has, may have, or claim to have, for everything and anything that has occurred from the beginning of time through the date of this Severance Agreement, including all of JEWETT’s asserted claims, if any.
JEWETT acknowledges that the above general and specific releases include, but are not limited to, claims arising under federal, state, and local laws prohibiting employment discrimination, whistleblowing or retaliation, claims arising under the common law, including but not limited to, claims for breach of contract, promissory estoppel, negligent or intentional infliction of emotional distress and defamation, and any other claims arising in any way from JEWETT’s employment and cessation of employment, and any conduct by  HOOPER, and its present and former subsidiaries, divisions, affiliates, agents, employees, directors, officers, predecessors, successors, and assigns from the beginning of time through the date of this Severance Agreement.
By way of specification, but not of limitation, JEWETT hereby expressly waives and releases any and all claims or rights arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e, et seq., Section 1981 of the Civil Rights Act of 1866, as amended, 42 U.S.C. §§ 1981, the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq., the New Jersey Wage and Hour laws N.J.S.A. 34:11-56a, et seq., and the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, et seq., the Americans with Disabilities Act, 43 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. §2601 et seq., the Employee Retirement Income Security Act 29 U.S.C. § 1001 et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A,  any and all claims under New Jersey law, Pennsylvania law, and any and all claims for compensatory and punitive damages and attorneys' fees, costs or other expenses incurred by JEWETT’s attorneys in pursuit of any claim by JEWETT.
(b)           General Release and Waiver of Claims by HOOPER.  HOOPER, in consideration of the promises and covenants made by JEWETT in this Severance Agreement, hereby knowingly and voluntarily compromises, settles and releases and forever discharges JEWETT from any and all actions, causes of action, suits, claims, charges or complaints, known or unknown, which HOOPER has, may have or claim to have, for everything or anything that has occurred from the beginning of time through the date of this Severance Agreement.
3. Consideration and Revocation Periods; Effective Date.  JEWETT understands that the ADEA requires HOOPER to provide JEWETT with at least twenty-one (21) calendar days to consider this Severance Agreement (“Consideration Period”) prior to its execution.  JEWETT also understands that he is entitled to revoke this Severance Agreement at any time during the seven (7) days following JEWETT’s execution of this Severance Agreement (“Revocation Period”) by notifying HOOPER (to the attention of Richard D’Alesandro, Sr. Vice President, Administrative Services Group) in writing of his revocation.  This Severance Agreement shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of JEWETT’s revocation has been delivered to HOOPER (the “Effective Date”).
4. Return of Company Property.  JEWETT acknowledges that he has returned to HOOPER any and all documents, keys, records and all other tangible things which are the property of HOOPER.
5. Cooperation.  Upon invoking the rights and benefits provided for in this Severance Agreement, JEWETT agrees to make himself available to HOOPER, to the extent necessary, to transition his successor, for a period of up to ninety (90) days following the Effective Date, as defined in Section 3 hereof.  In addition, JEWETT agrees to cooperate with HOOPER during the period he is an inactive employee with respect to any litigation in which he has relevant knowledge.
6. Confidential Information.  JEWETT represents that he has held confidential all non-public lists of customers, prices, business plans, strategic plans, and other non-public financial information and other confidential or proprietary information of HOOPER and shall continue to do so and that he shall not use or disclose any such information in any manner, either directly or indirectly, for JEWETT's own benefit or for the benefit of any other person or other entity without the prior written consent of HOOPER, and the granting of such consent shall remain in the sole discretion of HOOPER.  JEWETT shall return to HOOPER, to the extent he has not done so already, and shall not take or copy in any form or manner, any lists of customers, prices, business plans, strategic plans and other non-public financial information and other confidential and proprietary information of HOOPER in his possession.  JEWETT and his counsel further agree that they will notify HOOPER’s General Counsel in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidential information provision so that HOOPER may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  JEWETT shall reasonably cooperate with HOOPER to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time JEWETT is required to make the disclosure, or HOOPER waives compliance with the provisions hereof, JEWETT shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  The provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose. JEWETT agrees that any breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available HOOPER shall have the right to seek specific performance and other injunctive and equitable relief, and JEWETT agrees not to oppose the granting of such injunctive and equitable relief on the basis that HOOPER has an adequate remedy at law.
7. Confidentiality.  JEWETT acknowledges and understands that the confidentiality of this Severance Agreement is of the utmost concern to HOOPER and that HOOPER would not have entered into this Agreement without his promise to keep this Severance Agreement confidential.  Accordingly, JEWETT agrees that the existence and terms and conditions of this Severance Agreement shall remain confidential, and JEWETT and his representatives hereby represent, promise and agree that they have not disclosed and will not disclose the terms of this Severance Agreement to any person other than JEWETT’s (1) accountant, (2) attorneys, or (3) any tax professional to whom such disclosure is necessary for the preparation of JEWETT’s income tax returns, (4) spouse, or (5) the Internal Revenue Service, unless such disclosure is (i) lawfully required by specific directive of a government agency; (ii) otherwise required to be disclosed by law (such as legally required financial reporting), order of a court of competent jurisdiction and/or subpoena; or (iii) necessary in any legal proceeding between the parties in order to enforce any provision of this Agreement.  If JEWETT discusses matters covered by this Paragraph with his spouse, legal counsel or financial advisor pursuant to the exception contained herein and any such person then publicizes any such matter, it shall be treated as if JEWETT himself made the publication.  JEWETT hereby agrees that his intentional disclosure of the existence or terms shall be a material breach of this Agreement and that the provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose.  JEWETT agrees that any breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, HOOPER shall have the right to seek specific performance and other injunctive and equitable relief.   JEWETT further agrees that he will notify HOOPER’s General Counsel in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to this confidentiality provision.  JEWETT and his counsel agree and represent that their only comment with regard to either JEWETT’s asserted claims or the fact or terms of this settlement shall be: “The parties have resolved their differences.”
8. No Disparagement.  JEWETT hereby agrees and promises that he will not at any time after the execution of this Agreement intentionally make, publish or cause to be made or published, any false or disparaging statements or comments which in any way relate to, refer to or concern HOOPER, or any of its employees, officers or directors.  JEWETT hereby agrees that if he intentionally makes, publishes, or causes such false or disparaging statements or comments to be made or published, then such intentional disparagement shall be a material breach of this Agreement.   The provisions of this Paragraph are necessary for the protection of the business and goodwill of HOOPER and are considered by HOOPER to be reasonable for such purpose.  HOOPER agrees that any intentional breach of any of the terms of this Paragraph may cause HOOPER substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies which may be available, HOOPER shall have the right to seek specific performance and other injunctive and equitable relief.
9. Representation by Attorney.  JEWETT acknowledges that JEWETT has carefully read this Severance Agreement; that JEWETT understands its final and binding effect; that JEWETT has been given the opportunity to be represented by independent counsel in negotiating and executing this Severance Agreement and that JEWETT has been advised by counsel regarding the terms and effect of this Severance Agreement at the time he executed the Settlement and Release Agreement referenced above and has had the subsequent opportunity to do so since that time; and that JEWETT understands the provisions of this Severance Agreement and knowingly and voluntarily agrees to be bound by them.
10. No Reliance Upon Representations.  JEWETT hereby represents and acknowledges that in executing this Severance Agreement, JEWETT does not rely and has not relied upon any representation or statement made by HOOPER or by any of HOOPER’s past or present agents, representatives or attorneys with regard to the subject matter, basis or effect of this Severance Agreement other than as set forth in this Severance Agreement.
11. Entire Agreement.  This Severance Agreement shall contain the entire agreement between the parties, and fully supersedes any prior agreements or understandings between the parties.  The parties agree that they shall have not any obligations with regard to each other or the subject matter of this Severance Agreement except as expressly stated herein.  This Severance Agreement shall not be modified except in writing signed by the party to be bound.
12. Severability.  If a court finds any provision of this Severance Agreement void, invalid or unenforceable as applied to any circumstance, the remainder of this Severance Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto.  The parties further agree to replace any such void, invalid or unenforceable provision of this Severance Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.
13. Miscellaneous.  JEWETT agrees not to apply for employment with HOOPER.
14. Governing Law.  This Agreement shall be governed by the laws of the State of New Jersey without giving effect to any conflicts of law principles.  The parties also agree that the state and federal courts in the State of New Jersey shall have exclusive jurisdiction and venue over the subject matter hereof.
HOOPER HOLMES, INC.

Date:                                                      By:
Name:                      William F. Kracklauer
Title:	Sr. Vice President, General Counsel & Corporate Secretary

Date:                                                      ACCEPTED AND AGREED:

Robert William Jewett